Filed Pursuant to Rule 433 Dated October 31, 2023 Registration No. 333-261476
The Bank of Nova Scotia Senior Note Program, Series A Equity Index Linked Securities
Market Linked Securities –Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the S&P 500® Index due November 30, 2026
Term Sheet to the Preliminary Pricing Supplement dated October 31, 2023

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure	S&P 500® Index (the “Index”) (Bloomberg Ticker: SPX)
Pricing Date*	November 30, 2023
Issue Date*	December 5, 2023
Face Amount (Original Offering Price)	$1,000 per security
Contingent Coupon Payment
On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the coupon threshold level. Each contingent coupon payment, if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate	At least 8.00% per annum, to be determined on the pricing date
Calculation Days*
Quarterly, on the 24th day of each February, May, August and November, commencing in February 2024 and ending in November 2026, each subject to postponement. We refer to the calculation day scheduled to occur in November 2026 (expected to be November 24, 2026) as the “final calculation day.”

Contingent Coupon Payment Dates	Three business days after the applicable calculation day (the contingent coupon payment date with respect to the final calculation day will be the stated maturity date), each subject to postponement
Optional Redemption
The Bank may, at its option, redeem the securities, in whole but not in part, on any optional redemption date. If the Bank elects to redeem the securities prior to stated maturity, on the applicable optional redemption date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus any final contingent coupon payment otherwise due. If the Bank elects to redeem the securities on an optional redemption date, the Bank will give notice to the trustee on or before the calculation day, immediately preceding that optional redemption date.
Any redemption of the securities will be at the Bank’s option and will not automatically occur based on the performance of the Index. If the Bank redeems the securities, they will cease to be outstanding on the applicable optional redemption date and you will have no further rights under the securities after such optional redemption date.

Optional Redemption Dates	Quarterly, beginning approximately six months after the issue date, on the contingent coupon payment dates following each calculation day scheduled to occur from May 2024 to August 2026, inclusive.
Maturity Payment Amount (per Security)
If the Bank does not redeem the securities prior to the stated maturity date:
•    if the ending level is greater than or equal to the downside threshold level: $1,000; or
•    if the ending level is less than the downside threshold level:
$1,000 × performance factor

Performance Factor	The ending level divided by the starting level (expressed as a percentage)
Stated Maturity Date*	November 30, 2026, subject to postponement
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the final calculation day
Coupon Threshold Level	75.00% of the starting level
Downside Threshold Level	75.00% of the starting level
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**
Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).
WFS will receive a discount of up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06417YA74 / US06417YA745
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

Security Return at Maturity
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
25% contingent downside protection
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Return of the Index at Maturity
Hypothetical Return of the Index
Hypothetical Security Return

If the Bank does not redeem the securities prior to stated maturity and the ending level is less than the downside threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any.  You will not participate in any appreciation of the Index, but you will have full downside exposure to the Index if the ending level is less than the downside threshold level.
If the securities priced today, the estimated value of the securities would be between $922.41 (92.241%) and $952.41 (95.241%) per $1,000 face amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/9631/000114036123050405/ef20013711_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.
This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, underlier supplement, product supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Bank Does Not Redeem The Securities Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You May Be Fully Exposed To The Decline In The Index On The Final Calculation Day From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	The Bank May Elect To Redeem The Securities Prior To The Stated Maturity Date And The Securities Are Subject To Reinvestment Risk.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Your Investment Is Subject To The Credit Risk Of The Bank.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.
•	The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.
•	The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	If The Levels Of The Index Or Their Constituent Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.
•	The Securities Lack Liquidity.
Risks Relating To The Index
•	The Index Reflects Price Return Only And Not Total Return.
•	Investing In The Securities Is Not The Same As Investing In The Index.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.
•
We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With The Index Sponsor (Except To The Extent Wells Fargo & Company (The Parent Company of Wells Fargo Securities) Is Included In The S&P 500® Index) And Have Not Independently Verified Their Public Disclosure Of Information.

Risks Relating To Hedging Activities And Conflicts Of Interest
•
A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

•
Hedging Activities By The Bank And/Or the Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

•	Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.
•
The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

•	Other Investors In The Securities May Not Have The Same Interests As You.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	A Contingent Coupon Payment Date, The Related Optional Redemption Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
Risks Relating to Canadian and U.S. Federal Income Taxation
•
The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.